Exhibit (e)(21)

FIRST AMENDMENT TO DISTRIBUTION AGREEMENT

This Amendment to the Distribution Agreement dated as of June 30, 2022 (this “Amendment”), effective as of December 30, 2022, is made by and between Matthews International Funds d/b/a Matthews Asia Funds, a Delaware statutory trust (the “Trust”), and Foreside Funds Distributors LLC, a Delaware limited liability company (“Foreside,” and together with the Trust, the “Parties”).

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Distribution Agreement, dated as of June 30, 2022, as amended from time to time, by and between the Trust and Foreside (the “Agreement”).

WITNESSETH THAT:

WHEREAS, the Parties originally entered into the Agreement, wherein Foreside agreed to act as principal underwriter in connection with the creation and redemption of Creation Units of certain series of the Trust; and

WHEREAS, the Parties wish to amend the Agreement to provide for the addition of one separate series of the Trust.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Parties hereto, intending to be legally bound, do hereby agree as follows:

1.	The addition of the Matthews Emerging Markets ex China Active ETF, as set forth on the attached amended Exhibit A.

2.	The Agreement will otherwise remain in full force and effect.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment, including the amended Exhibit A attached hereto, to be signed by their duly authorized officers as of the date set forth below.

FORESIDE FUNDS DISTRIBUTORS LLC		MATTHEWS INTERNATIONAL FUNDS d/b/a MATTHEWS ASIA FUNDS

By:	/s/ Teresa Cowan	By:	/s/ John P. McGowan
Name: Teresa Cowan		Name: John P. McGowan
Title: President		Title: Vice President and Secretary
Date: December 21, 2022		Date: December 20, 2022

Exhibit A

Funds

Matthews Emerging Markets Equity Active ETF

Matthews Asia Innovators Active ETF

Matthews China Active ETF

Matthews Emerging Markets ex China Active ETF